Schedule B-2

Fee Schedule

This Schedule B-2 is part of the ETF Distribution Agreement effective April 27, 2021 (the “Agreement”) by and between Northern Lights Fund Trust II (the “Trust”) and Northern Lights Distributors, LLC (“Distributor”).

Fund(s)
The Future Fund Active ETF

Each of the above referenced funds a “Fund” and collectively, the “Funds”.

Service Fees:

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

Registered Representative Licensing:

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

Reimbursable Expenses:

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the ETF Distribution Agreement effective this April 28, 2021.

NORTHERN LIGHTS FUND TRUST II (for the above referenced Fund(s)) By: __/s/_____________________________ Kevin Wolf President	NORTHERN LIGHTS DISTRIBUTORS, LLC By: _/s/___________________________________ Kevin Guerette President
Schedule B-2 | Page 1

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) Distributor expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) Distributor’s business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any Distributor employees who are involved in the procurement of the services under the Agreement then Distributor may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of Distributor for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to Distributor in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

The Future Fund, LLC

330 N. Wabash, Suite 2300

Chicago, IL 60611

By: _/s/________________________

Name: David Kalis

Title:

Schedule B-2 | Page 2